Exhibit 99 (a)(5)(L)

 Strictly Confidential. Not for Distribution.  Project Feather  Discussion Materials for the Special Committee of the Board of Directors  April 2, 2026

 01  02  03  04  05  EXECUTIVE SUMMARY  3  SELECTED CHANGES SINCE PRIOR DISCUSSION MATERIALS  7  FINANCIAL ANALYSES  13  SELECTED PUBLIC MARKET OBSERVATIONS  19  APPENDICES  Weighted Average Cost of Capital Calculation  22  23  Selected Benchmarking Data  Historical Trading Multiple Lookback  26  33  06  DISCLAIMER  35

 01  CONFIDENTIAL  01 EXECUTIVE SUMMARY

 Summary of Selected Transaction Terms  CONFIDENTIAL  4  Note: This summary is intended only as an overview of selected terms and is not intended to cover all terms or details of the Transaction. Defined terms not otherwise defined herein are as defined in the Agreement.  1. For purposes herein, “Excluded Shares” means, collectively, (i) the Company Common Stock held by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, (ii) the Company Common Stock held by any direct or indirect wholly owned subsidiary of the Company and (c) the Dissenting Shares (as defined in the Agreement).  Sources: Draft Agreement and Plan of Merger dated 4/2/26 (the “Agreement”) and Company management.  Parties to the Transaction:  Forian Inc. (“Feather” or the “Company”)  2025 Acquisition Company, LLC (“Canary” or "Parent")  Bravo Merger Sub, Inc., a wholly owned subsidiary of Parent (“Purchaser")  Form of Transaction:  Parent will cause Purchaser to commence a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock of the Company (“Company Common Stock”) at the Per Share Transaction Consideration (as defined below)  Following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger” and, together with the Offer, the “Transaction”) and:  Upon consummation of the Offer, each outstanding share of Company Common Stock validly tendered and not properly withdrawn pursuant to the terms of the Offer will be accepted for payment and Purchaser shall pay the Per Share Transaction Consideration for such shares;  Upon consummation of the Merger, each remaining share of Company Common Stock (other than the Excluded Shares1) will be cancelled pursuant to the Merger and will be converted into, and will be exchangeable solely for, the right to receive the Per Share Transaction Consideration; and  Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent  Transaction Consideration:  – $2.17 per share in cash (the “Per Share Transaction Consideration”)  Certain Tender Offer Conditions:  A majority of the outstanding shares of Company Common Stock, considered together with all shares of Company Common Stock otherwise beneficially owned by Parent or any of its wholly owned subsidiaries (including Purchaser), validly tendered in the Offer  No more than 5% of shares of Company Common Stock are Dissenting Shares (as defined in the Agreement)  Satisfaction or waiver by Parent or Purchaser of certain other conditions and requirements  Financing:  Parent affiliates to provide Parent with aggregate equity financing, in addition to cash on hand and Net Cash (as defined in the Agreement), sufficient to consummate the Transaction  Equity commitment letter from MAX WYGOD & EMILY W BUSHNELL CO-TTEE WYGOD FAMILY REV LT U/T/A to be  executed in conjunction with Agreement  Solicitation Rights:  No solicitation rights, subject to a fiduciary out in the event of a Superior Offer (as defined in the Agreement)  Company Termination Fee:  $1,500,000, payable by the Company to Parent in connection with certain termination events  Parent Expense Reimbursement:  Up to $1,250,000, payable by the Company to Parent in connection with certain termination events

Transaction Value Overview

Summary of Transaction Value

(dollars and shares in millions, except per share values)

Selected Transaction Information	
Per Share Transaction Consideration [1]	$2.17
Common Shares Outstanding [2] [3]	31.2
Dilutive Shares [2] [4]	1.5
Fully-Diluted Shares	32.8
Implied Transaction Equity Value	**$71.1**
Estimated Total Debt as of 3/31/26 [2]	0.0
Estimated Total Cash & Equivalents and Marketable Securities as of 3/31/26 [2] [5]	(30.8)
Implied Transaction Enterprise Value	**$40.3**

Selected Implied Transaction Multiples

Implied EV / Revenue Transaction Multiples	Corresponding Base Amount [2]	Implied Multiple
CY 2025	$30.3	1.33x
CY 2026E	$33.7	1.20x

Implied Premiums / (Discounts) to Selected Historical Stock Prices

(dollars per share in actuals)

Trading Period	Selected Metric [6]		Implied Premium / (Discount) of Per Share Transaction Consideration	
	8/22/25 [7]	3/30/26	8/22/25 [7]	3/30/26
1-Day Closing Price	$1.77	$2.07	22.6%	4.8%
5-Day VWAP	$1.89	$2.05	15.0%	5.6%
10-Day VWAP	$1.92	$2.06	13.2%	5.5%
20-Day VWAP	$1.92	$2.07	12.8%	4.9%
30-Day VWAP	$1.94	$2.08	12.0%	4.6%
3-Month VWAP	$1.98	$2.09	9.9%	3.8%
6-Month VWAP	$1.98	$2.41	9.4%	(9.9%)
1-Year VWAP	$2.23	$2.33	(2.6%)	(6.8%)
52-Week High Intraday Price [8]	$4.03	$2.71	(46.2%)	(19.9%)
52-Week Low Intraday Price [9]	$1.64	$1.64	32.3%	32.3%

Note: The Company recently reached a settlement with a customer around a $4.2 million payment that was received and reflected in the 3/31/26 cash balance (and results in the customer no longer having to make payments for CY 2026E services). Per discussions with Company management, the customer's contributions to CY 2026E revenue of ~$3 million, the vast majority of which flow through to the bottom line, continue to be reflected in the CY 2026E estimates for conservatism.

Note: Calculations herein do not give consideration to potential future earnout consideration receivable. Refer to page 14 for additional information.

1. *Per the Agreement.*
2. *Per Company management.*
3. *Reflects ~31.2 million basic shares of common stock outstanding as of 3/31/26.*
4. *Reflects (i) ~2.3 million options to purchase common stock as of 3/31/26 (to the extent in the money, based on treasury method) and (ii) ~1.5 million restricted stock units to purchase common stock as of 3/31/26.*
5. *Includes impact of marketable securities comprised of U.S. treasury bills at fair market value.*
6. *Closing prices per Capital IQ. VWAP based on cumulative trading activity over designated number of trading days (based on intraday trading) per Bloomberg as of applicable date.*
7. *Reflects data as of 8/22/25, the last completed trading day prior to the Company's announcement before market close on 8/25/25 that it received a non-binding proposal from Canary to acquire all unowned shares of Company common stock for $2.10 per share (the "Initial Canary Proposal").*
8. *Reflects 52-week high intraday price as of 8/22/25 and 3/30/26 observed on 2/18/25 and 8/25/25, respectively.*
9. *Reflects 52-week low intraday price as of 8/22/25 and 3/30/26. observed on 8/21/25.*

CY refers to Calendar Year; E refers to Estimated; EV refers to Enterprise Value; NA refers to not available; VWAP refers to Volume-Weighted Average Price.

Sources: Bloomberg, Capital IQ, Company management, public filings, the Agreement and financial projections prepared by Company management and reviewed and approved by the Special Committee ("Feather Financial Projections").

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Financial Analyses Summary

Implied Per Share Value Reference Ranges

(dollars per share in actuals)



Unaffected 10-Day VWAP:[1] $1.92
Current 10-Day VWAP:[2] $2.06
Per Share Transaction Consideration:[3] $2.17
Selected Companies Analysis CY 2025 Total Revenue 0.75x - 1.50x
$1.63
$2.43
Selected Companies Analysis CY 2026E Total Revenue 0.75x - 1.50x
$1.71
$2.59
Selected Transactions Analysis CY 2025 Total Revenue 1.25x - 2.00x
$2.09
$2.89
Discounted Cash Flow Analysis Terminal Multiple 1.25x - 2.00x Discount Rate 13.5% - 16.5%
$1.77
$2.70

Note: No particular weight was attributed to any analysis.

Note: Reflects estimated ~$30.8 million of cash and cash equivalents and marketable securities as of 3/31/26, per Company management. Marketable securities balance reflects fair market value of U.S. treasury bills.

Note: Based on (i) ~31.2 million basic shares of common stock outstanding as of 3/31/26, (ii) ~2.3 million options to purchase common stock as of 3/31/26 (to the extent in the money, based on treasury method) and (iii) ~1.5 million restricted stock units to purchase common stock as of 3/31/26, per Company management.

Note: The Company recently reached a settlement with a customer around a $4.2 million payment that was received and reflected in the 3/31/26 cash balance (and results in the customer no longer having to make payments for CY 2026E services). Per discussions with Company management, the customer's contributions to CY 2026E revenue of ~$3 million, the vast majority of which flow through to the bottom line, continue to be reflected in the CY 2026E estimates for conservatism.

1. *Reflects 10-day VWAP as of 8/22/25, the last trading day prior to announcement of the Initial Canary Proposal.*
2. *Reflects 10-day VWAP as of 3/30/26.*
3. *Per the Agreement.*

CY refers to Calendar Year; E refers to Estimated; LTM refers to the most recently completed 12-month period for which financial information has been made public; VWAP refers to Volume Weighted Average Price.

Sources: The Agreement, Bloomberg, Company management, Feather Financial Projections and public filings.

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 02  02  SELECTED CHANGES SINCE PRIOR DISCUSSION MATERIALS  CONFIDENTIAL

 Summary of Selected Changes Relative to the December Discussion Materials  CONFIDENTIAL  8  The following changes have been made relative to the prior preliminary discussion materials dated 12/18/25 (the “December Discussion Materials”):  Financial Information:  Company management provided updated historical financial information to reflect actuals through 12/31/25 (versus 9/30/25 in the December Discussion Materials).  Per Company management, aggregate revenue and adjusted EBITDA for CY 2025 were $30.3 million and $0.8 million, compared to projections for the same period of $29.8 million and $0.7 million, respectively.  The Feather Financial Projections for the period CY 2026E – CY 2030E are unchanged since the December Discussion Materials.  Company management has indicated no material changes in outlook for the business since the December Discussion Materials.1  Company management provided updated balance sheet information to reflect estimates as of 3/31/26 (versus 9/30/25 in the December Discussion Materials).  Estimated cash and cash equivalents and marketable securities balance as of 3/31/26 is $30.8 million1 versus $28.2 million as of 9/30/25.  No changes to estimated total debt and estimated total potential future earnout consideration receivable range as of 3/31/26 versus 9/30/25.  Company management provided updated capitalization information as of 3/31/26 (compared to information as of 12/12/25 in the December Discussion Materials).  Selected Companies Analysis:  The selected companies analysis was updated to reflect stock prices and other publicly available financial information as of 3/30/26 (previously, as of 12/12/25 market close in the December Discussion Materials). See the following pages for further detail on observed multiples and market changes versus the December Discussion Materials and the prior preliminary discussion materials dated 3/11/26 (the “March Discussion Materials”) in which certain such information was shown.  No changes have been made to the selected companies relative to the December Discussion Materials.  Given the passage of time, the indication capitalizing total revenue for the LTM period ended 9/30/25 was removed.  The high end of the selected multiples ranges for the CY 2025 and CY 2026E periods was reduced from 1.75x to 1.50x relative to the December Discussion Materials. The low end of the selected multiples ranges for the CY 2025 and CY 2026E periods was unchanged at 0.75x.  Selected Transactions Analysis:  The selected transactions analysis was updated to include one additional selected transaction with publicly available information (the pending acquisition of Talkspace, Inc. by Universal Health Services, Inc.) relative to the December Discussion Materials.  The high end of the selected multiple range was reduced from 2.25x to 2.00x relative to the December Discussion Materials. The low end of the selected multiple range was unchanged at 1.25x.  Discounted Cash Flow (“DCF”) Analysis:  Stock prices, betas, risk-free rates and other public information utilized in discount rate calculations have been updated to market close on 3/30/26 (previously, as of 12/12/25 market close in the December Discussion Materials).  Given the passage of time and update of balance sheet information, the DCF analysis was updated to remove Q4 CY 2025E and Q1 CY 2026E forecasts from the projection period.   The high end of the selected terminal revenue multiple range utilized in the DCF analysis was reduced from 2.25x to 2.00x relative to the December Discussion Materials. The low end of the selected terminal revenue multiple range was unchanged at 1.25x.  The selected discount rate range was unchanged relative to the December Discussion Materials.  1. The Company recently reached a settlement with a customer around a $4.2 million payment that was received and reflected in the 3/31/26 cash balance (and results in the customer no longer having to make payments for CY 2026E services). Per discussions with Company management, the customer's contributions to CY 2026E revenue of ~$3 million, the vast majority of which flow through to the bottom line, continue to be reflected in the CY 2026E estimates for conservatism.  Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; CY refers to Calendar Year; E refers to Estimated; Q refers to Quarter. Source: Company management.

Summary of Selected Companies Multiples Changes vs. Prior Discussion Materials

March Discussion Materials (3/11/26)

Selected Companies	Included in March Discussion Materials (3/11/26) — Market Data as of 3/9/26 — Enterprise Value [2] to Revenue [3]		Included in Current Materials (4/2/26) — Market Data as of 3/30/26 — Enterprise Value [2] to Revenue [3]		Change vs. March Discussion Materials [1] — Enterprise Value [2] to Revenue [3]	
	CY 2025E	CY 2026E	CY 2025	CY 2026E	CY 2025	CY 2026E
Certara, Inc.	3.00x	2.94x	2.47x	2.42x	(0.53x)	(0.52x)
Definitive Healthcare Corp.	0.74x	0.78x	0.68x	0.74x	(0.05x)	(0.05x)
Health Catalyst, Inc.	0.71x	0.73x	0.51x	0.57x	(0.19x)	(0.16x)
Indegene Limited	3.00x	2.45x	2.86x	2.34x	(0.13x)	(0.11x)
OptimizeRx Corporation	1.35x	1.32x	1.18x	1.16x	(0.17x)	(0.17x)
Simulations Plus, Inc.	2.70x	2.62x	2.43x	2.35x	(0.27x)	(0.26x)
Veradigm Inc. [4] [5]	0.88x	0.85x	0.86x	0.86x	(0.02x)	0.01x
Low	0.71x	0.73x	0.51x	0.57x	(0.19x)	(0.16x)
Median	1.35x	1.32x	1.18x	1.16x	(0.17x)	(0.17x)
Mean	1.77x	1.67x	1.57x	1.49x	(0.20x)	(0.18x)
High	3.00x	2.94x	2.86x	2.42x	(0.14x)	(0.52x)
Feather - Current Price [6]	1.34x	1.25x	1.21x	1.14x	(0.13x)	(0.11x)

Note: No company used in this analysis for comparative purposes is identical to the Company.

1. *Computed as current materials – March Discussion Materials.*
2. *Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.*
3. *Multiples based on forward-looking financial information may have been calendarized to the Company's fiscal year end of December 31st.*
4. *Veradigm Inc., a company formerly known as Allscripts Healthcare Solutions, Inc. whose shares of common stock are traded over-the-counter on the OTC Pink Sheets Expert Market, is delinquent in its regulatory filings as of 3/30/26, having most recently released its full-year CY 2022 financial statements on 3/18/25, with complete annual CY 2023, CY 2024 and CY 2025 filings outstanding as of 3/30/26. Financial information reflects public filings including unaudited CY 2025 business update dated 2/17/26 and unaudited CY 2023 / CY 2024 business update dated 3/18/25. Forward multiples are based on estimates provided by four analysts who cover the company who provide such estimates as of applicable date.*
5. *CY 2025 revenue reflects the midpoint of the estimated range of historical financial results, per public filings.*
6. *Based on public filings, analyst estimates, market data and other public information as of applicable date.*

CY refers to Calendar Year; E refers to Estimated; Q refers to Quarter.

Sources: Bloomberg, Capital IQ and public filings.

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Summary of Selected Companies Multiples Changes vs. Prior Discussion Materials (cont.)

December Discussion Materials (12/18/25)

Selected Companies	Included in December Discussion Materials (12/18/25) — Market Data as of 12/12/25 — Enterprise Value [2] to Revenue [3]		Included in Current Materials (4/2/26) — Market Data as of 3/30/26 — Enterprise Value [2] to Revenue [3]		Change vs. December Discussion Materials [1] — Enterprise Value [2] to Revenue [3]	
	CY 2025E	CY 2026E	CY 2025	CY 2026E	CY 2025	CY 2026E
Certara, Inc.	3.67x	3.44x	2.47x	2.42x	(1.20x)	(1.02x)
Definitive Healthcare Corp. [4]	1.44x	1.47x	0.68x	0.74x	(0.76x)	(0.73x)
Health Catalyst, Inc.	0.85x	0.87x	0.51x	0.57x	(0.33x)	(0.30x)
Indegene Limited	3.59x	3.06x	2.86x	2.34x	(0.72x)	(0.72x)
OptimizeRx Corporation	2.47x	2.20x	1.18x	1.16x	(1.30x)	(1.05x)
Simulations Plus, Inc.	4.45x	4.30x	2.43x	2.35x	(2.02x)	(1.95x)
Veradigm Inc. [5] [6]	0.91x	0.93x	0.86x	0.86x	(0.05x)	(0.07x)
Low	0.85x	0.87x	0.51x	0.57x	(0.33x)	(0.30x)
Median	2.47x	2.20x	1.18x	1.16x	(1.30x)	(1.05x)
Mean	2.48x	2.33x	1.57x	1.49x	(0.91x)	(0.83x)
High	4.45x	4.30x	2.86x	2.42x	(1.58x)	(1.88x)
Feather - Current Price [7]	1.38x	1.29x	1.21x	1.14x	(0.17x)	(0.15x)

Note: No company used in this analysis for comparative purposes is identical to the Company.

1. *Computed as current materials – December Discussion Materials.*
2. *Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.*
3. *Multiples based on forward-looking financial information may have been calendarized to the Company's fiscal year end of December 31st.*
4. *Implied enterprise value in December Discussion Materials adjusted to correctly reflect impact of LLC units in total capitalization calculations. Previously, implied multiples as stated in December Discussion Materials were 1.88x and 1.91x for the CY 2025E and CY 2026E periods, respectively.*
5. *Veradigm Inc., a company formerly known as Allscripts Healthcare Solutions, Inc. whose shares of common stock are traded over-the-counter on the OTC Pink Sheets Expert Market, is delinquent in its regulatory filings as of 3/30/26, having most recently released its full-year CY 2022 financial statements on 3/18/25, with complete annual CY 2023, CY 2024 and CY 2025 filings outstanding as of 3/30/26. Financial information reflects public filings including unaudited CY 2025 business update dated 2/17/26 and unaudited CY 2023 / CY 2024 business update dated 3/18/25. Forward multiples are based on estimates provided by four analysts who cover the company who provide such estimates as of applicable date.*
6. *CY 2025 revenue reflects the midpoint of the estimated range of historical financial results, per public filings.*
7. *Based on public filings, analyst estimates, market data and other public information as of applicable date.*

CY refers to Calendar Year; E refers to Estimated; Q refers to Quarter.

Sources: Bloomberg, Capital IQ and public filings.

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 (45.0%)  (30.0%)  (15.0%)  0.0%  Lookback Since December Discussion Materials Dated 12/18/25 Reflecting Market Data as of 12/12/25  15.0%  12/12/25  12/30/25  1/17/26  2/4/26  2/22/26  3/12/26  3/30/26  (15.0%)  (10.0%)  (5.0%)  0.0%  Feather Total Stockholder Return Performance vs. Selected Companies Index & Nasdaq Composite Index  Lookback Since March Discussion Materials Dated 3/11/26 Reflecting Market Data as of 3/9/26  5.0%  3/9/26  3/12/26  3/15/26  3/18/26  3/21/26  3/24/26  3/27/26  3/30/26  Summary of Selected Companies Total Stockholder Returns vs. Prior Discussion Materials  (8.4%)  (12.4%)  (1.0%)  (36.7%)  (2.8%)  (10.3%)  Feather Selected Companies Index1 Nasdaq Composite Index  1. Selected Companies Index is comprised of Certara, Inc., Definitive Healthcare Corp., Health Catalyst, Inc., Indegene Limited, OptimizeRx Corporation, Simulations Plus, Inc. and Veradigm Inc. Return information shown above reflects average return.  Source: Capital IQ as of 3/30/26.  Indexed Total Stockholder Returns  CONFIDENTIAL  11  Indexed Total Stockholder Returns

 (52.0%)  (51.6%)  (50.0%)  (40.7%)  (33.8%)  (20.8%)  (8.1%)  (2.8%)  Average: (36.7%)  0.0%  (10.0%)  (20.0%)  (30.0%)  (40.0%)  (50.0%)  (60.0%)  Health Catalyst, OptimizeRx Definitive Simulations Plus, Certara, Inc. Indegene Limited Veradigm Inc. Feather Inc. Corporation Healthcare Corp. Inc.  (38.2%)  (19.3%)  (8.6%)  (6.9%)  (6.2%)  (5.6%)  (2.2%)  (1.0%)  Average: (12.4%)  (40.0%)  (30.0%)  (20.0%)  (10.0%)  Summary of Selected Companies Total Stockholder Returns vs. Prior Discussion Materials (cont.)  Note: Total shareholder return figures reflect impact of stock splits, cash dividends, rights offerings and spin-off transactions (if any) over the period. Source: Capital IQ as of 3/30/26.  Indexed Total Stockholder Returns  Feather Total Stockholder Return Performance vs. Selected Companies  Lookback Since March Discussion Materials Dated 3/11/26 Reflecting Market Data as of 3/9/26  0.0%  Feather  Lookback Since December Discussion Materials Dated 12/18/25 Reflecting Market Data as of 12/12/25  Indexed Total Stockholder Returns  Feather  CONFIDENTIAL  12

 03  CONFIDENTIAL  03 FINANCIAL ANALYSES

Financial Analyses Summary

(dollars and shares in millions, except per share values)

	Selected Companies Analysis CY 2025 Total Revenue			Selected Companies Analysis CY 2026E Total Revenue			Selected Transactions Analysis CY 2025 Total Revenue			Discounted Cash Flow Analysis		
										Terminal Multiple		
										1.25x	--	2.00x
										Discount Rate		
Corresponding Base Amount		$30.3			$33.7			$30.3		13.5%	--	16.5%
Selected Multiples Range	0.75x	--	1.50x	0.75x	--	1.50x	1.25x	--	2.00x			
Implied Enterprise Value Reference Range	$22.7	--	$45.4	$25.3	--	$50.6	$37.8	--	$60.5	$27.3	--	$54.1
Estimated Total Cash & Equivalents and Marketable Securities as of 3/31/26 [1] [2]	30.8	--	30.8	30.8	--	30.8	30.8	--	30.8	30.8	--	30.8
Estimated Potential Future Earnout Consideration Receivable as of 3/31/25 [1] [3]	0.0	--	3.6	0.0	--	3.6	0.0	--	3.6	0.0	--	3.6
Implied Total Enterprise Value Reference Range	$53.5	--	$79.8	$56.1	--	$85.0	$68.6	--	$94.9	$58.1	--	$88.6
Estimated Total Debt as of 3/31/26 [1]	0.0	--	0.0	0.0	--	0.0	0.0	--	0.0	0.0	--	0.0
Implied Total Equity Value Reference Range	$53.5	--	$79.8	$56.1	--	$85.0	$68.6	--	$94.9	$58.1	--	$88.6
Shares Outstanding [1] [4]	32.8	--	32.8	32.8	--	32.8	32.8	--	32.9	32.8	--	32.8
Implied Per Share Reference Range	**$1.63**	--	**$2.43**	**$1.71**	--	**$2.59**	**$2.09**	--	**$2.89**	**$1.77**	--	**$2.70**

Note: No discrete value ascribed to ~$17.0 million of U.S. federal net operating loss carryforwards and ~$27.8 million of U.S. state net operating loss carryforwards as of 12/31/25 given that (i) certain selected companies have NOL carryforwards, the impact of which is assumed to be reflected in their implied Enterprise Value / Total Revenue multiples, (ii) per Company management, any net operating loss carryforwards would be subject to Section 382 limitations under the Internal Revenue Code upon a change of control transaction evaluated in the Selected Transactions Analysis and (iii) net operating loss carryforward impacts incorporated in cash flows and multiple selection in Discounted Cash Flow Analysis

Note: The Company recently reached a settlement with a customer around a $4.2 million payment that was received and reflected in the 3/31/26 cash balance (and results in the customer no longer having to make payments for CY 2026E services). Per discussions with Company management, the customer's contributions to CY 2026E revenue of ~$3 million, the vast majority of which flow through to the bottom line, continue to be reflected in the CY 2026E estimates for conservatism.

1. *Per Company management.*
2. *Includes impact of marketable securities comprised of U.S. treasury bills at fair market value.*
3. *Per Company management and public filings, the Company sold a minority equity interest in a customer on 7/21/23 for immediate cash proceeds and future contingent earnout payments aggregating to $3.6 million for potential payment in CY 2026E. Per Company management, such payments are subject to ongoing litigation and the acquiror has accrued a contingent obligation in the amount of ~$0.4 million for the portion of the earnout consideration potentially payable to the Company. Such earnout is treated for financial reporting purposes as a gain contingency, per Company management, and no asset is recorded on the Company's balance sheet. Against this backdrop, low end reflects no potential future earnout consideration receivable and high end reflects maximum potential future earnout consideration receivable of $3.6 million.*
4. *Based on (i) ~31.2 million basic shares of common stock outstanding as of 3/31/26, (ii) ~2.3 million options to purchase common stock as of 3/31/26 (to the extent in the money, based on treasury method) and (iii) ~1.5 million restricted stock units to purchase common stock as of 3/31/26, per Company management.*

CY refers to Calendar Year; E refers to Estimated; LTM refers to the most recently completed 12-month period for which financial information has been made public; NOL refers to Net Operating Loss.

Sources: Company management, Feather Financial Projections and public filings.

14 Houlihan Lokey

CONFIDENTIAL

 (dollars in millions)   Calendar Year Ended December 31, Calendar Year Ending December 31, CAGR 2022 2023 2024 2025 2026E 2027E 2028E 2029E 2030E '22 to '25 '25 to '30E   Sources: Company management and Feather Financial Projections.  15  CONFIDENTIAL  Note: CY 2022 – CY 2024 financials shown above are pro forma for historical revenues for Kiwi prior to the acquisition by Feather; pro forma expenses and profitability metrics are not meaningful given carve-out nature of Kiwi acquisition.  Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; CAGR refers to Compound Annual Growth Rate. CY refers to Calendar Year; E refers to Estimated; NMF refers to not meaningful.  Selected Consolidated Historical & Projected Financial Information  Over-Time (Recurring) Revenue  $14.9  $20.0  $17.6  $20.2  $22.6  $22.9  $26.4  $30.3  $34.2  Special Projects Revenue  1.9  1.3  1.5  2.8  2.9  3.7  4.5  5.3  6.1  Base Feather Revenue  $16.8  $21.2  $19.1  $23.0  $25.5  $26.6  $30.9  $35.6  $40.3  11.0%  11.9%  Kiwi Revenue  2.7  4.2  5.1  7.3  8.2  9.7  11.2  12.7  14.3  39.4%  14.4%  Total Revenue  $19.5  $25.4  $24.1  $30.3  $33.7  $36.3  $42.1  $48.4  $54.6  15.8%  12.5%  Growth %  30.3%  (5.0%)  25.4%  11.4%  7.6%  16.2%  14.7%  13.0%  Cost of Revenues  (14.0)  (19.2)  (19.7)  (21.1)  (23.2)  (26.0)  NMF  13.2%  Gross Profit  $16.2  $14.5  $16.6  $21.0  $25.1  $28.6  NMF  12.0%  Margin %  53.7%  43.1%  45.8%  49.9%  52.0%  52.4%  Sales & Marketing  (5.7)  (6.1)  (6.7)  (7.6)  (8.4)  (9.0)  NMF  9.7%  Research & Developent  (2.8)  (2.8)  (3.2)  (3.5)  (3.9)  (4.2)  NMF  8.5%  General & Administrative  (6.8)  (6.7)  (7.0)  (7.3)  (7.9)  (9.0)  NMF  6.0%  Adjustment for Contract Termination  (0.2)  --  --  --  --  --   NMF    NMF   Total Operating Expenses  (15.4)  (15.7)  (16.9)  (18.4)  (20.2)  (22.3)  NMF  7.7%  Adjusted EBITDA  $0.8  ($1.2)  ($0.3)  $2.7  $4.9  $6.3  NMF  49.7%  Margin %  2.8%  (3.5%)  (0.8%)  6.3%  10.2%  11.6%  Growth %  NMF  NMF  NMF  NMF  85.0%  27.9%

Selected Companies Analysis

(dollars in millions, except per share values)

Selected Companies	Selected Market Trading Information						Selected Multiple Information	
		% of	% Above				Enterprise Value [1] to Revenue [5]	
	Share Price [2]	52-Week High [3]	52-Week Low [3]	Equity Market Value [2] [4]	Enterprise Value [2] [4]		CY 2025	CY 2026E
Certara, Inc.	$5.68	36.9%	1.2%	$929.8	$1,035.9		2.47x	2.42x
Definitive Healthcare Corp.	$1.16	24.6%	18.5%	$179.1	$164.4		0.68x	0.74x
Health Catalyst, Inc.	$1.18	23.3%	13.5%	$94.5	$159.6		0.51x	0.57x
Indegene Limited	$4.60	68.7%	5.0%	$1,123.7	$989.4		2.86x	2.34x
OptimizeRx Corporation	$6.46	29.0%	16.6%	$125.8	$128.8		1.18x	1.16x
Simulations Plus, Inc.	$11.36	31.2%	2.4%	$228.9	$193.2		2.43x	2.35x
Veradigm Inc. [6] [7]	$4.55	75.8%	51.7%	$547.8	$502.8		0.86x	0.86x
Low		23.3%	1.2%				0.51x	0.57x
Median		31.2%	13.5%				1.18x	1.16x
Mean		41.4%	15.6%				1.57x	1.49x
High		75.8%	51.7%				2.86x	2.42x
Feather - Current Price (as of 3/30/26) [8]	$2.07	76.4%	26.2%	$68.2	$36.7		1.21x	1.14x
Feather - Unaffected Price (as of 8/22/25) [8] [9]	$1.77	43.9%	7.9%	$56.9	$28.1		0.96x	0.87x

Note: No company used in this analysis for comparative purposes is identical to the Company.

1. *Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.*
2. *Based on closing prices as of 3/30/26.*
3. *Based on market prices as of 3/30/26. Inclusive of intraday prices. Per Capital IQ.*
4. *Based on diluted shares.*
5. *Multiples based on forward looking financial information have been calendarized to the Company's fiscal year end of December 31st.*
6. *Veradigm Inc., a company formerly known as Allscripts Healthcare Solutions, Inc. whose shares of common stock are traded over-the-counter on the OTC Pink Sheets Expert Market, is delinquent in its regulatory filings as of 3/30/26, having most recently released its full-year CY 2022 financial statements on 3/18/25, with complete annual CY 2023, CY 2024 and CY 2025 filings outstanding as of 3/30/26. Financial information reflects public filings including unaudited CY 2025 business update dated 2/17/26 and unaudited CY 2023 / CY 2024 business update dated 3/18/25. Forward multiples are based on estimates provided by four analysts who cover the company who provide such estimates.*
7. *CY 2025 revenue reflects the midpoint of the estimated range of historical financial results, per public filings.*
8. *Based on public filings, analyst estimates, market data and other public information as of applicable date.*
9. *Reflects the last trading day prior to announcement of the Initial Canary Proposal.*

CY refers to Calendar Year; E refers to Estimated; Q refers to Quarter.

Sources: Bloomberg, Capital IQ and public filings.

16 Houlihan Lokey

CONFIDENTIAL

Selected Transactions Analysis

(dollars in millions)

Announced	Effective	Target	Acquiror	Transaction Value [1]	Transaction Value / LTM Revenue [2]	Transaction Value / NFY Revenue [3]	LTM Adjusted EBITDA Margin % [2]	NFY Adjusted EBITDA Margin % [3]	
3/9/26	Pending	Talkspace, Inc.	Universal Health Services, Inc.	$833.8	3.64x	2.95x	6.9%	11.4%	
7/19/24	10/2/24	Augmedix, Inc.	Commure, Inc.	$119.0	2.44x	2.24x	(32.9%)	(45.6%)	
6/21/24	10/22/24	Sharecare, Inc.	Altaris, LLC	$498.1	1.19x	1.27x	3.1%	0.5%	
4/8/24	6/27/24	Model N, Inc	Vista Equity Partners Management, LLC	$1,269.2	5.00x	4.84x	17.2%	19.8%	
9/6/23	11/9/23	NextGen Healthcare, Inc.	Thoma Bravo, L.P.	$1,722.9	2.54x	2.40x	17.6%	17.8%	
8/7/23	11/3/23	Tabula Rasa HealthCare, Inc.	Exact Care Pharmacy, LLC (Nautic Partners, LLC)	$571.1	1.69x	1.58x	5.1%	5.6%	
7/6/23	8/14/23	CorEvitas, LLC	Thermo Fisher Scientific Inc.	$912.5	NA	8.30x	NA	NA	[4]
8/8/22	7/31/22	Pharmaspectra Group Ltd	IQVIA Holdings Inc.	$100.0	7.68x	NA	(20.0%)	NA	[5]
12/20/21	6/8/22	Cerner Corporation	Oracle Corporation	$29,359.9	5.14x	5.07x	33.9%	32.8%	
12/8/21	4/5/22	Clinigen Group plc	Triton Investment Management Ltd.	$2,124.4	2.97x	2.76x	22.2%	21.8%	
8/19/21	11/24/21	Inovalon Holdings, Inc	Nordic Capital X-Led Consortium	$7,428.2	10.34x	9.61x	34.7%	34.9%	
1/17/20	2/28/20	Decision Resources, Inc.	Clarivate Plc	$950.0	4.59x	NA	23.0%	NA	[6]
Low				$100.0	1.19x	1.27x	(32.9%)	(45.6%)	
Median				$931.3	3.64x	2.85x	17.2%	17.8%	
Mean				$3,824.1	4.29x	4.10x	10.1%	11.0%	
High				$29,359.9	10.34x	9.61x	34.7%	34.9%	

Note: No company used in this analysis for comparative purposes is identical to the Company and no transaction used in this analysis for comparative purposes is identical to the Transaction.
Note: Where available, stock-based compensation expense has been added back to adjusted EBITDA.

1. *Transaction Value refers to the implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement.*
2. *Based on reported metric for the most recent LTM period prior to the announcement of the transaction.*
3. *Based on reported metric for the most recent NFY period prior to the announcement of the transaction.*
4. *NFY period reflects $110 million of revenue from press release at the time of announcement.*
5. *LTM period reflects annual figures for the CY 2021 period, the most recently completed period for which information was available at the time of transaction announcement.*
6. *LTM period reflects annual figures for the CY 2019 period.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; CY refers to Calendar Year.
LTM refers to the most recently completed 12-month period for which financial information has been made public; NA refers to not available; NFY refers to the next fiscal year for which financial information has not been made public.
Sources: Bloomberg, Capital IQ, public filings, press releases and Wall Street research.

17 Houlihan Lokey CONFIDENTIAL

Discounted Cash Flow Analysis

(dollars in millions, except per share values)

	Projected Calendar Year Ending December 31,				
	2026E [1]	2027E	2028E	2029E	2030E
Total Revenue	**$25.6**	**$36.3**	**$42.1**	**$48.4**	**$54.6**
Growth %		*7.6%*	*16.2%*	*14.7%*	*13.0%*
Cost of Revenues	(14.4)	(19.7)	(21.1)	(23.2)	(26.0)
Total Operating Expenses	(11.8)	(16.9)	(18.4)	(20.2)	(22.3)
Adjusted EBITDA	**($0.6)**	**($0.3)**	**$2.7**	**$4.9**	**$6.3**
Margin %	*(2.5%)*	*(0.8%)*	*6.3%*	*10.2%*	*11.6%*
Depreciation and Amortization	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)
Adjusted EBIT	**($0.8)**	**($0.5)**	**$2.5**	**$4.7**	**$6.1**
Taxes [2]	--	--	--	--	--
Unlevered Earnings	**($0.8)**	**($0.5)**	**$2.5**	**$4.7**	**$6.1**
Depreciation and Amortization	0.2	0.2	0.2	0.2	0.2
Stock-Based Compensation [3]	(2.2)	(2.9)	(2.9)	(2.9)	(2.9)
Change in Net Working Capital & CapEx [4]	(0.8)	(1.0)	(1.0)	(1.0)	(1.0)
Unlevered Free Cash Flows	**($3.5)**	**($4.2)**	**($1.2)**	**$1.1**	**$2.4**

	PV of Terminal Value as a % of Enterprise Value		
Discount Rate	1.250x	1.625x	2.000x
13.50%	118.1%	113.4%	110.6%
14.25%	118.8%	113.9%	111.0%
15.00%	119.5%	114.4%	111.4%
15.75%	120.3%	114.9%	111.8%
16.50%	121.0%	115.4%	112.2%

	Present Value of Cash Flows (2026E - 2030E)	+	PV of Terminal Value as a Multiple of 2030E Total Revenue			=	Implied Enterprise Value			-	Net Debt & Other [5]	=	Implied Total Equity Value		
Discount Rate			1.250x	1.625x	2.000x		1.250x	1.625x	2.000x				1.250x	1.625x	2.000x
13.50%	($5.7)		$37.4	$48.7	$59.9		$31.7	$42.9	$54.1		($34.4)		$66.1	$77.3	$88.6
14.25%	($5.7)		$36.3	$47.2	$58.0		$30.5	$41.4	$52.3		($33.5)		$64.0	$74.9	$85.8
15.00%	($5.7)		$35.2	$45.7	$56.3		$29.4	$40.0	$50.5		($32.6)		$62.0	$72.6	$83.1
15.75%	($5.7)		$34.1	$44.3	$54.6		$28.4	$38.6	$48.8		($31.7)		$60.1	$70.3	$80.5
16.50%	($5.7)		$33.1	$43.0	$52.9		$27.3	$37.2	$47.2		($30.8)		$58.1	$68.1	$78.0

	Implied Equity Value Per Share [6]		
Discount Rate	1.250x	1.625x	2.000x
13.50%	$2.02	$2.36	$2.70
14.25%	$1.95	$2.28	$2.61
15.00%	$1.89	$2.21	$2.53
15.75%	$1.83	$2.14	$2.45
16.50%	$1.77	$2.08	$2.38

Note: Present values as of 4/2/26; mid-year convention applied.

1. *Represents projected Q2 CY 2026E – Q4 CY 2026E financial information, per Company management.*
2. *Taxes assumed to be fully offset by NOL usage, per Company management.*
3. *Stock-based compensation expense treated as a cash outflow to approximate dilutive impact. Per Company management, annual run-rate stock-based compensation expense approximates $2.9 million annually over the projection period and is assumed to not be tax deductible.*
4. *Per Company management, capital expenditures projected to be de minimis over the projected period and consist of office equipment such as computers.*
5. *Reflects ~$30.8 million of estimated cash and cash equivalents and marketable securities as of 3/31/26, per Company management. Includes impact of marketable securities comprised of U.S. treasury bills at fair market value. Also reflects range of potential future earnout consideration receivable from sale of minority interest in a customer from, on the low end, $0.0 million to, on the high end, maximum potential amount of $3.6 million, per Company management.*
6. *Computed as Implied Total Equity Value divided by the sum of (i) ~31.2 million basic shares of common stock outstanding as of 3/31/26, (ii) ~2.3 million options to purchase common stock as of 3/31/26 (to the extent in the money, based on treasury method) and (iii) ~1.5 million restricted stock units to purchase common stock as of 3/31/26, per Company management.*

Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items.
CapEx refers Capital Expenditures; CY refers to Calendar Year; E refers to Estimated; PV refers to Present Value; Q refers to Quarter.
SBC refers to Stock-Based Compensation.
Sources: Company management and Feather Financial Projections.

18 Houlihan Lokey CONFIDENTIAL

 04  CONFIDENTIAL  04 SELECTED PUBLIC MARKET OBSERVATIONS

 0.0  1.0  2.0  3.0  4.0  5.0  6.0  7.0  $0.00  $2.00  $4.00  $6.00  $8.00  $10.00  $12.00  $14.00  $16.00  Mar-21  Jul-21  Nov-21  Mar-22  Jul-22  Nov-22  Mar-23  Jul-23  Nov-23  Mar-24  Jul-24  Nov-24  Mar-25  Jul-25  Nov-25  Mar-26  Daily Trading Volume  Feather  Current Stock Price¹  Unaffected Stock Price²  Closing Stock Price ($)  Daily Volume (millions)  Historical Timeline & Stock Trading History  Since Reverse Merger (3/3/21)  Represents closing per share common stock price on 3/30/26.  Reflects data as of 8/22/25, the last trading day completed prior to the announcement of the Initial Canary Proposal.  VWAP based on cumulative trading activity over designated period, per Bloomberg.  ADTV refers to Average Daily Traded Volume; CY refers to Calendar Year; VWAP refers to Volume Weighted Average Price; YTD refers to Year To Date. Sources: Bloomberg, Capital IQ and public filings as of 3/30/26.  Closing Price: $2.071  Announced receipt of a non-binding proposal from a consortium of buyers led by co-founder, Executive Chairman and CEO Max Wygod to acquire all unowned shares of Company common stock for $2.10 per share  Unaffected Stock Price: $1.772  Announced launch through business combination of Helix Technologies and Medical Outcomes Research Analytics and commenced trading on the Nasdaq at $14.60 per share  Announced the sale of BioTrack to Alleaves for a total purchase price of $30 million  Announced stock repurchase from affiliate of 1.6 million shares at a redemption price of $2.15 per share,  reflecting an 8.1% discount relative to the unaffected per share common stock price  Announced $12.0 million private  placement of common stock at a purchase price of  $10.21 per share  Announced $24.0 million private placement of 3.5% convertible notes with an exercise price of $11.98 per share  Announced acquisition of Kiwi  for no consideration other than  the assumption of certain normal  course working capital liabilities  CONFIDENTIAL  20

 (100.0%)  (80.0%)  40.0%  20.0%  0.0%  (20.0%)  (40.0%)  (60.0%)  60.0%  80.0%  100.0%  Mar-21  Aug-21 Jan-22  Jan-24  Mar-26  Feather  Jun-22 Nov-22 Apr-23 Sep-23  Selected Companies Index²  Jul-24 Nov-24 May-25 Sep-25  Nasdaq Composite Index - Total Return  Reflects data as of 8/22/25, the last trading day completed prior to the announcement of the Initial Canary Proposal.  Selected Companies Index is comprised of Certara, Inc., Definitive Healthcare Corp., Health Catalyst, Inc., Indegene Limited, OptimizeRx Corporation, Simulations Plus, Inc. and Veradigm Inc. Total shareholder return information shown above reflects average return for the selected companies that were public over the entirety of the applicable time period.  Reflects total stockholder return since 8/22/25. Source: Capital IQ as of 3/30/26.  Selected Relative Total Stockholder Return Performance Information  Lookback Since Reverse Merger (3/3/21)  Indexed Total Stockholder Returns  Feather vs. Selected Companies Index & Nasdaq Composite Index (Lookback Since Reverse Merger)  Unaffected as of 8/22/25¹  (2.9%)  (43.0%)  16.9%  Since Initial Canary Proposal3  Since 3/3/21 Return  (3/3/21 - 8/22/25)  Three-Year Return  (8/22/22 - 8/22/25)  Two-Year Return  (8/22/23 - 8/22/25)  One-Year Return  (8/22/24 - 8/22/25)  (87.9%)  (58.3%)  (29.2%)  (25.6%)  (74.5%)  (52.5%)  (28.2%)  (10.3%)  71.1%  77.7%  61.5%  22.8%  Feather  Selected Companies Index²  Nasdaq Composite Index - Total Return  Current as of 3/30/26  Feather  Selected Companies Index²  Three-Year Return (3/30/23 - 3/30/26)  Two-Year Return (3/30/24 - 3/30/26)  One-Year Return (3/30/25 - 3/30/26)  (45.5%)  (27.6%)  3.5%  (74.6%)  (65.7%)  (39.4%)  CONFIDENTIAL  21

 06  CONFIDENTIAL  05 APPENDICES

 06  05  APPENDICES  Weighted Average Cost of Capital Calculation  CONFIDENTIAL

Weighted Average Cost of Capital Calculation

Selected Companies	Total Debt to Total Cap [1] [2]	Dd to Total Cap [1] [3]	Dnd to Total Cap [1] [4]	Total Debt to Equity Market Value [2] [5]	Dd to Equity Market Value [3] [5]	Dnd to Equity Market Value [4] [5]	Pfd. Stock to Total Cap [1] [6]	Equity Market Value to Total Cap [1] [5]	Pfd. Stock to Equity Market Value [5] [6]
Certara, Inc.	24.1%	24.1%	0.0%	31.8%	31.8%	0.0%	0.0%	75.9%	0.0%
Definitive Healthcare Corp.	48.1%	48.1%	0.0%	92.8%	92.8%	0.0%	0.0%	51.9%	0.0%
Health Catalyst, Inc.	63.0%	48.0%	14.9%	170.1%	129.7%	40.3%	0.0%	37.0%	0.0%
Indegene Limited	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	100.0%	0.0%
OptimizeRx Corporation	17.3%	17.3%	0.0%	20.9%	20.9%	0.0%	0.0%	82.7%	0.0%
Simulations Plus, Inc.	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	100.0%	0.0%
Veradigm Inc.	12.0%	12.0%	0.0%	13.7%	13.7%	0.0%	0.0%	88.0%	0.0%
Median	17.3%	17.3%	0.0%	20.9%	20.9%	0.0%	0.0%	82.7%	0.0%
Mean	23.5%	21.4%	2.1%	47.0%	41.3%	5.8%	0.0%	76.5%	0.0%
Feather [7]	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	100.0%	0.0%

Selected Companies	Levered Beta [8]	Unlevered Beta [9]	Equity Risk Premium [10]	Size Premium [11]	Cost of Equity [12]	Cost of Debt [13]	Cost of Pfd. Stock [14]	WACC
Certara, Inc.	1.64	1.34	5.50%	0.77%	14.7%	6.4%	NA	12.2%
Definitive Healthcare Corp.	1.90	1.15	5.50%	4.37%	19.7%	5.9%	NA	12.2%
Health Catalyst, Inc.	1.91	0.83	5.50%	4.37%	19.8%	10.1%	NA	12.3%
Indegene Limited	0.46 *	0.46 *	5.50%	0.77%	8.2%	NA	NA	8.2%
OptimizeRx Corporation	2.00	1.74	5.50%	4.37%	20.3%	12.4%	NA	18.3%
Simulations Plus, Inc.	1.30	1.30	5.50%	4.37%	16.4%	NA	NA	16.4%
Veradigm Inc.	0.51	0.46	5.50%	1.68%	9.4%	11.1%	NA	9.2%
Median	1.77	1.22			16.4%	10.1%	NA	12.2%
Mean	1.54	1.13			15.5%	9.2%	NA	12.7%
Feather [7]	0.94	0.94	5.50%	4.37%	14.4%	NA	NA	14.4%

Note: No company used in this calculation for comparative purposes is identical to the Company.

1. *Total Cap refers to total capitalization, which equals Equity Market Value + Total Debt + Pfd. Stock.*
2. *Total Debt refers to total debt amount based on most recent public filings as of 3/30/26.*
3. *Dd refers to Implied Tax-Deductible Debt, which equals the lesser of (a) 30% of Adjusted Taxable Income/Cost of Debt, or (b) Total Debt. LTM adjusted EBITDA, based on most recent public filings as of 3/30/26, is assumed to be a valid proxy for Adjusted Taxable Income for the selected companies.*
4. *Dnd refers to Implied Non-Tax-Deductible Debt, which equals Total Debt minus Dd.*
5. *Equity Market Value based on closing price on 3/30/26 and on diluted shares as of 3/30/26.*
6. *Pfd. Stock refers to preferred stock, which is the amount as stated in most recent public filings as of 3/30/26.*
7. *Based on public filings, market data and other public information as of 3/30/26.*
8. *Based on actual 5-year weekly levered beta per Bloomberg as of 3/30/26.*
9. *Unlevered Beta = Levered Beta/(1 + ((1 – tax rate) * Dd to Equity Market Value) + (Dnd to Equity Market Value) + (Pfd. Stock to Equity Market Value)).*
10. *Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply-side and demand-side models and other materials.*
11. *Kroll Cost of Capital Navigator ("Navigator").*
12. *Cost of Equity = Risk-Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk-Free Rate of Return as of 3/30/26, based on 20-year U.S. Treasury Bond Yield.*
13. *Based on selected company weighted average interest rate per most recent public filings as of 3/30/26. No selected company has publicly traded debt as of 3/30/26.*
14. *Based on selected company weighted average preferred dividend per most recent public filings 3/30/26.*

**Excluded from median and mean data due to limited trading history, among other reasons.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items.

LTM refers to the most recently completed 12-month period for which financial information has been made public; NA refers to not available; WACC refers to Weighted Average Cost of Capital.

Sources: Bloomberg, Capital IQ and public filings.

24 Houlihan Lokey

CONFIDENTIAL

Weighted Average Cost of Capital Calculation (cont.)

(dollars in millions)

Market Assumptions	
Risk-Free Rate of Return [1]	4.92%
Equity Risk Premium [2]	5.50%
Size Premium [3]	4.37%
Tax Rate [4]	29.50%

Capital Structure Assumptions	
Feather Adjusted Taxable Income [5]	$0.8
Feather Total Debt [6]	$0.0
Feather Dd [7]	$0.0
Feather Dnd [8]	$0.0
Total Debt to Total Capitalization [9]	17.3%
Dd to Total Capitalization [10]	17.3%
Dnd to Total Capitalization [10]	0.0%
Total Debt to Equity Market Value	20.9%
Dd to Equity Market Value [10]	20.9%
Dnd to Equity Market Value [10]	0.0%
Preferred Stock to Total Capitalization [9]	0.0%
Equity Market Value to Total Capitalization [9]	82.7%
Preferred Stock to Equity Market Value	0.0%
Cost of Debt [9]	10.1%
Cost of Preferred Stock [9]	*NA*

Cost of Equity for Computed WACC Selected Companies Beta	
Selected Unlevered Beta [11]	1.22
Computed Levered Beta [12]	1.40
Cost of Equity [13]	17.0%

Cost of Equity Based on Feather Observed Levered Beta	
Observed Levered Beta [14]	0.94
Unlevered Beta [15]	0.94
Levered Beta [16]	1.08
Cost of Equity [17]	15.2%

Computed Weighted Average Cost of Capital | Selected Companies	15.3%
Computed Weighted Average Cost of Capital | Feather Observed Levered Beta	13.8%
Computed Weighted Average Cost of Capital | Feather Observed Levered Beta & Capital Structure [18] (Illustrative)	14.4%

Selected Weighted Average Cost of Capital Range	**13.5%**	--	**16.5%**

1. *Risk-Free Rate of Return as of 3/30/26, based on 20-year U.S. Treasury Bond Yield.*
2. *Based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.*
3. *Navigator.*
4. *Forward tax rate, per Company management.*
5. *Per Company management. Feather CY 2025 adjusted EBITDA is assumed to be a valid proxy for Feather Adjusted Taxable Income.*
6. *Feather Total Debt refers to total debt amount of Feather as of 3/30/26.*
7. *Feather Dd refers to Implied Tax-Deductible Debt of Feather, which equals the lesser of (a) 30% of Feather Adjusted Taxable Income/Cost of Debt, or (b) Feather Total Debt. Based on Capital Structure Assumptions.*
8. *Feather Dnd refers to Implied Non-Tax-Deductible Debt of Feather, which equals Feather Total Debt minus Feather Dd.*
9. *Based on review of corresponding metrics of selected companies listed on previous page.*
10. *Based on the Company's Dd and Dnd and the Capital Structure Assumptions regarding Total Debt to Total Capitalization and Equity Market Value to Total Capitalization.*
11. *Based on review of selected companies' unlevered betas listed on Weighted Average Cost of Capital Calculation page.*
12. *Computed Levered Beta = Selected Unlevered Beta * (1 + ((1 – Tax Rate) * Dd to Equity Market Value) + (Dnd to Equity Market Value) + (Preferred Stock to Equity Market Value)). Based on Market and Capital Structure Assumptions.*
13. *Cost of Equity = Risk-Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions.*
14. *Observed Levered Beta based on actual 5-year weekly levered beta per Bloomberg as of 3/30/26.*
15. *Unlevered Beta = Levered Beta / (1 + ((1 – Tax Rate) * Dd / Equity Market Value) * (Dnd to Equity Market Value) + (Preferred Stock to Equity Market Value)). Based on Feather actual capital structure as of 3/30/26, based on publicly available information and market data as of 3/30/26.*
16. *Levered Beta = Selected Unlevered Beta * (1 + ((1 – Tax Rate) * Dd to Equity Market Value) + (Dnd to Equity Market Value) + (Preferred Stock to Equity Market Value)). Based on Market and Capital Structure Assumptions.*
17. *Cost of Equity = Risk-Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions.*
18. *See prior page for calculation. Based on public filings, market data and other public information as of 3/30/26.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items.
CY refers to Calendar Year; NA refers to not available; WACC refers to Weighted Average Cost of Capital.
Sources: Bloomberg, Capital IQ and Company management.

25 Houlihan Lokey CONFIDENTIAL

 05  05  APPENDICES  Selected Benchmarking Data  CONFIDENTIAL

Selected Benchmarking Data
Rule of 40

Historical Rule of 40 (CY 2025 Total Revenue Growth + CY 2025 Adjusted EBITDA Margin)



41.0%
40.9%
37.0%
36.7%
28.2%
24.9%
14.8%
12.4%
36.7%
29.7%
OptimizeRx
CERTARA
SimulationsPlus 1
indegene 2
Feather
DEFINITIVE HEALTHCARE
Health Catalyst
veradigm 3

Projected Rule of 40 (CY 2026E Total Revenue Growth + CY 2026E Adjusted EBITDA Margin)



40.6%
33.0%
31.9%
22.3%
17.3%
14.5%
7.9%
2.8%
23.2%
22.3%
indegene 2
CERTARA
SimulationsPlus 1
OptimizeRx
DEFINITIVE HEALTHCARE
veradigm 3
Feather
Health Catalyst
Feather
Selected Companies
Median
Mean

Note: Median and mean indications exclude Feather.

1. *Simulations Plus, Inc.'s fiscal year end is August 31st. As such, financial information presented above has been calendarized to Feather's fiscal year end of December 31st.*
2. *Indegene Limited's fiscal year end is March 31st. As such, financial information presented above has been calendarized to Feather's fiscal year end of December 31st.*
3. *CY 2025 revenue reflects the midpoint of the estimated range of historical financial results, per public filings. Other financials are based on estimates provided by four analysts who cover the company.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; CY refers Calendar Year; E refers to Estimated.

Sources: Bloomberg, Capital IQ, public filings, Company management and Feather Financial Projections.

27 Houlihan Lokey
CONFIDENTIAL

Selected Benchmarking Data (cont.)
Revenue Growth

Historical Total Revenue Growth (CY 2023 – CY 2025)



23.7%
13.8%
12.4%
9.2%
8.7%
2.5%
-2.0%
-2.9%
8.7%
8.0%
OptimizeRx
indegene 1
SimulationsPlus 2
Feather3
CERTARA
Health Catalyst
DEFINITIVE HEALTHCARE
veradigm 4

Projected Total Revenue Growth (CY 2025 – CY 2027E)



18.2%
9.5%
5.2%
5.0%
3.8%
0.8%
-3.6%
-5.2%
3.8%
3.4%
indegene1
Feather
OptimizeRx
SimulationsPlus 2
CERTARA
veradigm 4
DEFINITIVE HEALTHCARE
Health Catalyst
Feather
Selected Companies
Median
Mean

Note: Median and mean indications exclude Feather.

1. *Indegene Limited's fiscal year end is March 31st. As such, financial information presented above has been calendarized to Feather's fiscal year end of December 31st.*
2. *Simulations Plus, Inc.'s fiscal year end is August 31st. As such, financial information presented above has been calendarized to Feather's fiscal year end of December 31st.*
3. *CY 2023 results reflect pro forma financials for the acquisition of Kiwi, per Company management.*
4. *Historical financials reflect the midpoint of the estimated range of financial results, per public filings. Forward financials are based on estimates provided by four analysts who cover the company.*

CY refers Calendar Year; E refers to Estimated; NA refers to not available.

Sources: Bloomberg, Capital IQ, public filings, Company management and Feather Financial Projections.

28 Houlihan Lokey

CONFIDENTIAL

 4.1%  4.1%  1.2%  0.1%  -1.3%  Projected Gross Profit Growth (CY 2025 – CY 2027E)  18.3%  7.7%  -5.7%  Indegene Limited Simulations Plus, Certara, Inc. OptimizeRx Feather Veradigm Inc. [2] Health Catalyst, Inc. Definitive Inc. Corporation Feather Healthcare Corp.  Feather  Feather Selected Companies Median Mean  9.9%  7.3%  1.4%  -3.1%  -4.9%  Historical Gross Profit Growth (CY 2023 – CY 2025)  31.0%  15.2%  -7.4%  OptimizeRx Indegene Limited Certara, Inc. Health Catalyst, Inc. Simulations Plus, Definitive Veradigm Inc. [2] Feather Corporation Inc. Healthcare Corp.  Selected Benchmarking Data (cont.) Gross Profit Growth  7.3%  8.1%  4.1%  3.9%  Note: Median and mean indications exclude Feather.  Indegene Limited’s fiscal year end is March 31st. As such, financial information presented above has been calendarized to Feather’s fiscal year end of December 31st.  Simulations Plus, Inc.’s fiscal year end is August 31st. As such, financial information presented above has been calendarized to Feather’s fiscal year end of December 31st.  Historical financials reflect the midpoint of the estimated range of financial results, per public filings. Forward financials are based on estimates provided by four analysts who cover the company.  Feather4  3  3  2  2  1  1  4. Reflects standalone Base Feather information as gross profit information pro forma for the impact of the acquisition of Kiwi not applicable, per Company management. CY refers Calendar Year; E refers to Estimated; NA refers to not available.  Sources: Bloomberg, Capital IQ, public filings, Company management and Feather Financial Projections.  CONFIDENTIAL  29

 Projected Gross Profit Margin (CY 2026E)  80.4%  65.5%  62.8%  61.4%  52.7%  52.4%  43.1%  37.4%  Definitive OptimizeRx Simulations Plus Certara Veradigm Health Catalyst Feather Indegene  Historical Gross Profit Margin (CY 2025)  84.3%  67.3%  61.5%  59.9%  53.7%  53.2%  48.7%  37.2%  Feather  1  3  2  Selected Benchmarking Data (cont.) Gross Profit Margin  59.9%  58.9%  61.4%  58.9%  Feather  1  2  Feather Selected Companies Median Mean  Note: Median and mean indications exclude Feather.  Simulations Plus, Inc.’s fiscal year end is August 31st. As such, financial information presented above has been calendarized to Feather’s fiscal year end of December 31st.  Gross profit margin figures are based on estimates provided by four analysts who cover the company.  Indegene Limited’s fiscal year end is March 31st. As such, financial information presented above has been calendarized to Feather’s fiscal year end of December 31st.  CY refers Calendar Year; E refers to Estimated.  Sources: Bloomberg, Capital IQ, public filings, Company management and Feather Financial Projections.  30  CONFIDENTIAL  3

Selected Benchmarking Data (cont.)
Adjusted EBITDA Margin

Historical Adjusted EBITDA Margin (CY 2025)



32.1%
29.1%
28.0%
22.2%
19.2%
13.4%
13.3%
2.8%
22.5%
22.2%
CERTARA
DEFINITIVE HEALTHCARE
SimulationsPlus 1
OptimizeRx
indegene 2
veradigm 3
Health Catalyst
Feather

Projected Adjusted EBITDA Margin (CY 2026E)



30.8%
28.8%
24.8%
20.5%
18.3%
14.7%
12.6%
-3.5%
21.5%
20.5%
CERTARA
SimulationsPlus 1
DEFINITIVE HEALTHCARE
OptimizeRx
indegene 2
veradigm 3
Health Catalyst
Feather
Feather
Selected Companies
Median
Mean

Note: Median and mean indications exclude Feather.

1. *Simulations Plus, Inc.'s fiscal year end is August 31st. As such, financial information presented above has been calendarized to Feather's fiscal year end of December 31st.*
2. *Indegene Limited's fiscal year end is March 31st. As such, financial information presented above has been calendarized to Feather's fiscal year end of December 31st.*
3. *Adjusted EBITDA margin figures are based on estimates provided by four analysts who cover the company.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; CY refers Calendar Year; E refers to Estimated.

Sources: Bloomberg, Capital IQ, public filings, Company management and Feather Financial Projections.

31 | Houlihan Lokey

CONFIDENTIAL

-18.5%  -13.6%  -8.9%  -8.9%  2.3%  10.2%  40.8%  Feather Simulations Plus Indegene Veradigm Definitive OptimizeRx Certara Health Catalyst  $345.5  $311.1  $241.5  $109.4  $78.7  $30.3  Total Revenue (LTM)  (dollars in millions)  $586.5  $418.8  Veradigm Inc. Certara Indegene Health Catalyst Definitive OptimizeRx Simulations Plus Feather  Selected Benchmarking Data (cont.) Size & Net Leverage  Net Leverage3 (Net Debt to Enterprise Value as of 3/30/26)  $311.1  $298.8  0.5%  -8.9%  1  Feather  -84.0%  Feather3  Feather Selected Companies Median Mean  Note: Median and mean indications exclude Feather.  LTM financials reflect the midpoint of the estimated range of financial results, per public filings.  Based on public trading prices of common stock.   Enterprise Value based on public filings, market data and other public information as of 3/30/26. Net debt based on latest available balance sheet information as of 12/31/25, per Company management. LTM refers to the most recently completed 12-month period for which financial information has been made public.  Sources: Capital IQ, public filings, Company management and Feather Financial Projections.  CONFIDENTIAL  32

 05  05  APPENDICES  Historical Trading Multiple Lookback  CONFIDENTIAL

 0.00x  4.00x  8.00x  12.00x  16.00x  20.00x  Mar-21  Aug-21  Jan-22  Jun-22  Nov-22  Feather  Apr-23  Sep-23  May-25  Sep-25  Mar-26  Jan-24 Jul-24 Nov-24  Selected Companies Index³  CONFIDENTIAL  34  Note: Multiples shown above are sourced directly from Capital IQ; as such, certain multiples may differ from figures shown on other pages. Excludes figures that are not available or not meaningful. Note: NTM revenue multiples greater than 20.00x deemed to be not meaningful.  Reflects data through 8/22/25, the last trading day completed prior to the announcement of the Initial Canary Proposal.  Reflects data through 3/30/26.  Selected Companies Index includes Certara, Inc., Definitive Healthcare Corp., Health Catalyst, Inc., Indegene Limited, OptimizeRx Corporation, Simulations Plus, Inc. and Veradigm Inc. Reflects median multiple. NTM refers to the following 12-month period for which financial information has not been made public; NMF refers to not meaningful.  Source: Capital IQ as of 3/30/26.  Selected Trading Multiple Lookback Observations  Since Reverse Merger (3/3/21)  1.11x  1.03x  Feather vs. Selected Companies Index (Enterprise Value to NTM Total Revenue Lookback Since Reverse Merger)  Analyst estimates available beginning on 4/8/22 following the completion of the reverse merger on 3/3/21  Unaffected Date1  Feather – Unaffected1  Feather – Current2  Selected Companies Index³  Since Reverse  Merger Average  Three-Year  Average  Two-Year  Average  One-Year  Average  Six-Month  Average  NMF  2.69x  2.17x  1.73x  1.38x  NMF  2.16x  1.74x  1.25x  1.23x  5.61x  2.98x  2.61x  2.36x  2.22x

 06  CONFIDENTIAL  06 DISCLAIMER

 This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Committee” or the “Special Committee”) of the Board of Directors (the “Board”) of Feather (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. Houlihan Lokey makes no representation to any party that the information and analysis contained in the materials supports any particular determination regarding the Transaction.  The materials are for discussion purposes only. Houlihan Lokey expressly disclaims any and all liability, whether direct or indirect, in contract or tort or otherwise, to any person in connection with the materials. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey’s express prior written consent.  Notwithstanding any other provision herein, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and structure. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. income or franchise tax treatment of the transaction. If the Company plans to disclose information pursuant to the first sentence of this paragraph, the Company shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Houlihan Lokey’s role in reviewing any information was limited solely to performing such a review as it deemed necessary to support its own advice and analysis and was not on behalf of the Committee.  The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Board, the Committee, the Company, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company. Houlihan Lokey’s only opinion is the opinion, if any, that is actually delivered to the Committee. In preparing the materials Houlihan Lokey has acted as an independent contractor and nothing in the materials is intended to create or shall be construed as creating a fiduciary or other relationship between Houlihan Lokey and any party. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates.  The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a valuation opinion or credit rating. The materials do not address the consideration to be paid or received in, the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise. Furthermore, the materials do not address the fairness of any portion or aspect of the Transaction to any party. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law.  CONFIDENTIAL  36  Disclaimer

 All budgets, projections, estimates, financial analyses, reports and other information (including, without limitation, estimates of potential cost savings and synergies) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates (including, without limitation, estimates of potential cost savings and synergies) contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. 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